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                                                                   EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT

         This Contract made between ROBERT J. SWISTOCK ("Employee"), whose address is 5066 Westbury, Chelsea, Michigan 48118, and REYNARD MOTORSPORT, INC., a Delaware corporation with its principal place of business at 8431 Georgetown Road, Suite 700, Indianapolis, Indiana 46268, and its subsidiaries and affiliates (the "Company").

         In consideration of the mutual covenants and promises, hereinafter set forth, the parties hereto agree as follows:


                                    RECITALS

         WHEREAS, Company is currently undergoing an initial public offering of its common stock, and

         WHEREAS, Company is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and

         WHEREAS, Employee desires to be employed by the Company in the executive capacity described below pursuant to the terms and conditions and for the consideration set forth in this Agreement:

         NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, the Company and Employee hereby agree as follows:


                                   SECTION ONE

                                   EMPLOYMENT

         The Company hereby employs Employee as its Chief Financial Officer. Employee shall at all times discharge his duties in consultation with and under the supervision of the Company's Board of Directors ("Board"). The Company through its Board may modify or realign Employee's duties and responsibilities in a manner consistent with the office of Chief Financial Officer as it deems necessary during the term of this Agreement. Employee's office shall be located in Southeastern, Michigan, USA, or such other location as is mutually agreed upon by Employee and the Board.


                                   SECTION TWO

                            BEST EFFORTS OF EMPLOYEE

         Employee agrees that he will diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging all of the duties that may be required of or from


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him pursuant to the express and implicit terms hereof. Employee acknowledges that he is obligated to manage the business of the Company in a sound and business-like manner and in conformity with all laws and regulations governing the conduct of the business of the Company. Employee may, with prior approval of the Company's Board, serve as a director for other corporations so long as doing so does not interfere with his ability to effectively manage the business of the Company.

                                  SECTION THREE

                                      TERM

         This Agreement shall commence ____________, 1999 and shall continue for a term of three (3) years from the date hereof, unless otherwise terminated in accordance with the provisions of SECTION FIVE hereof. This Agreement may be extended for additional periods upon the mutual written agreement of the parties.


                                  SECTION FOUR

                                  COMPENSATION

         A. Effective __________, 1999, the Company shall pay Employee at an annual base rate of $225,000, payable monthly on the last day of each month (reduced by applicable state and federal taxes and other appropriate deductions). The base salary shall be increased to an annual base salary of $250,000, effective January 1, 2000, and $275,000 effective January 1, 2001, and may be changed by mutual agreement of the parties at any time during the term of this Agreement.

         B. In addition to his base salary, Employee shall be eligible to receive an annual incentive bonus as determined by the Board in an amount of not less than $50,000 for 1999, payable before December 31, 1999 with respect to 2000 and 2001, the Board and Employee shall agree on a bonus plan based on established objective goals related to gross revenues, net income and other measures of Company performance.

         C. Employee shall be entitled to annual vacation of 25 days plus United States holidays and to receive employee and fringe benefits including but not limited to any employee benefit plan, health and medical insurance, disability, accident, life insurance, and profit sharing plan (the Company's "Plans") as Company may allow or provide to other similarly situated employees in accordance with policies adopted from time to time by the Board of Directors.

                  Company shall reimburse Employee for expenses necessarily and reasonably incurred by him in travel at the same level as the President of the Company, reimburse all office expenses, telephone (including cellular) car allowance and such other benefits as determined by the Board as applicable to executive officers. Employee shall submit such proofs of expense for which reimbursement is claimed in writing as Company may reasonably require.



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                                  SECTION FIVE

                                   TERMINATION

         A. The Company reserves the right to terminate the employment of Employee at any time without cause. However, except as provided in SECTION FIVE
B. below, if such termination occurs prior to the end of the term, Employee shall be entitled to his base salary, insurance coverage and any bonus to which Employee is eligible, as set forth in SECTION FOUR A. until the end of the term, provided that Employee remains in compliance with the terms and conditions of this Agreement. For purposes of this Agreement, "termination by the Company" shall include the Company requiring Employee to relocate outside of southeastern Michigan or diminishing his title and duties with the Company. During any period of time in which Employee's base salary is continued pursuant to this SECTION FIVE, Employee agrees that he shall make himself reasonably available to render consulting services, as requested by the Company, from time to time until such time as he may become employed on a full-time basis elsewhere.

         B. Notwithstanding the other provisions of this Agreement, the Company shall be entitled to terminate this Agreement immediately and without notice if, at any time during this Agreement, Employee refuses, without cause, to perform his assigned duties, is convicted or pleads guilty or nolo contendere to any felony or any charge involving a crime involving moral turpitude, is adjudicated bankrupt or files a petition for bankruptcy, or materially breaches the provisions of SECTION SIX or SEVEN of this Agreement. In such case, the Company shall only be obligated to pay Employee any base salary due (prorated on a daily basis) to the date of the breach or other occurrence.

         C. In the event that Employee's employment is terminated for any reason, Employee shall not be eligible to participate in any severance pay plan established by the Company for its employees.


                                   SECTION SIX

                     OWNERSHIP AND PROTECTION OF INFORMATION

         A. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) and that relate to Company's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts with customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company. Moreover, all drawings, memoranda, notes, records, files,



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correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company.

         B. Employee acknowledges that the business of Company and its affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Company or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Company or its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. As a result of Employee's employment by Company, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this SECTION SIX by Employee, and Company shall be entitled to enforce the provisions of this SECTION SIX by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this SECTION SIX, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Employee and his agents involved in such breach.

         C. All written materials, records and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Company which contain or disclose confidential business information or trade secrets of Company or its subsidiaries or affiliates, shall be and remain the property of Company or its subsidiaries or affiliates, as the case may be. Upon termination of Employee's employment by Company, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Company.

         D. If, during Employee's employment by Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Company's



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premises or otherwise), Employee shall disclose such work to Company. Company shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Company as a contribution to a collective work, as a part of an audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and then not deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Company all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         E. Both during the period of Employee's employment by Company and thereafter, Employee shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.


                                  SECTION SEVEN

                                 CONFIDENTIALITY

         Employee agrees that, in addition to any other limitations contained in this Agreement, regardless of the circumstances of Employee's termination of employment, he will not communicate to any person, firm, corporation or other entity, any information relating to the Company's customer lists, prices, secrets, advertising, nor any other confidential knowledge or secrets that Employee might from time to time acquire with respect to the business of the Company or any of its affiliates or subsidiaries.


                                  SECTION EIGHT

                                 NON-COMPETITION

         Employee agrees that, during the term of this Agreement and for a period of one year following the termination of this Agreement, Employee shall not directly or indirectly carry on or be engaged or interested in any business competitive with the business conducted by Company.




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                                  SECTION NINE

                                   ARBITRATION

         As additional consideration for this Employment Agreement, Employee agrees that any differences, claims, or matters in dispute arising between the Company and Employee out of or in connection with his employment or the termination of his employment by the Company including, but not limited to the terms and conditions of this Agreement, allegations of wrongful termination, or allegations of discriminatory or retaliation discharge under any federal, state or local discrimination law shall be submitted by them to arbitration by the American Arbitration Association, or its successor, and the determination of the American Arbitration Association, or its successor, shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association, or its successor, and the pertinent provisions of the laws of the State of Michigan relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction in the State of Michigan or elsewhere.


                                   SECTION TEN

                            MISCELLANEOUS PROVISIONS

         A. This Agreement represents the entire agreement between the parties and any prior understandings or representations of any kind preceding the date of this Agreement shall not be binding on either party except to the extent incorporated into this Agreement. This Agreement shall not be altered, amended or modified except in writing signed by the authorized agent for the Company's Board of Directors and by Employee.

         B. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Employee, his beneficiaries, or legal representatives without the Company's prior written consent; provided however, that nothing in this Section shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of his estate from assigning or transferring any rights hereunder to the person or persons entitled thereunto.

         C. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         D. This Agreement shall be construed according to the laws of the State of Michigan.

         E. No term or condition of the Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or of any act other than that specifically waived.



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         F. If, for any reason, any provision of the Agreement is held invalid, such invalidity shall not affect any other provision of the Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

         G. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                 SECTION ELEVEN

                                     NOTICE

         Any notice given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

         A. To the Company, addressed to its Corporate Secretary, 8431 Georgetown Road, Suite 700, Indianapolis, Indiana 46268;

         B. To Employee, at 5066 Westbury, Chelsea, Michigan 48118, or such other address as contained in the Company's current payroll records.

         The parties have entered into this Employment Agreement based solely upon the terms and conditions set forth herein. THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the ____ day of ________________, 1999.

                                        REYNARD MOTORSPORT, INC.



                                        By: __________________________________
                                                 Alex S. Hawkridge, President




                                            _________________________________
                                                 Robert J. Swistock




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